EQUITY MANAGERS TRUST
                              MANAGEMENT AGREEMENT

                                   SCHEDULE B


Compensation pursuant to Paragraph 3 of the Equity Managers Trust Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN GUARDIAN PORTFOLIO
NEUBERGER BERMAN MANHATTAN PORTFOLIO
NEUBERGER BERMAN PARTNERS PORTFOLIO
NEUBERGER BERMAN FOCUS PORTFOLIO
NEUBERGER BERMAN SOCIALLY RESPONSIVE PORTFOLIO
NEUBERGER BERMAN REGENCY PORTFOLIO

0.55 % on the first $250 million of average daily net assets 0.525 % on the next $250 million of average daily net assets 0.50 % on the next $250 million of average daily net assets 0.475 % on the next $250 million of average daily net assets 0.45 % on the next $250 million of average daily net assets 0.425 % on average daily net assets in excess of $1.5 billion

NEUBERGER BERMAN GENESIS PORTFOLIO
NEUBERGER BERMAN MILLENNIUM PORTFOLIO

0.85 % on the first $250 million of average daily net assets 0.80 % on the next $250 million of average daily net assets 0.75 % on the next $250 million of average daily net assets 0.70 % on the next $250 million of average daily net assets 0.65 % on average daily net assets in excess of $1 billion

April 30, 1999